Exhibit 10.1

AMENDMENT NO. 1 TO
HYPERION SOLUTIONS CORPORATION
EMPLOYEE STOCK PURCHASE PLAN
(as amended and restated as of November 10, 2003)

     WHEREAS, Hyperion Solutions Corporation (the “Corporation”) maintains the Employee Share Purchase Plan, as amended (the “Plan”), to promote the interests of the Corporation by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Internal Revenue Code of 1986, as amended;

     WHEREAS, pursuant to the Article of the Plan entitled “Effective Date and Term of the Plan,” the Board of Directors of the Corporation (the “Board”) is vested with the authority to modify certain terms of the Plan, including extending the term of the Plan; and

     WHEREAS, the Corporation now deems it expedient to extend the term of the Plan until May 1, 2006.

     NOW, THEREFORE, the Plan is hereby amended, effective March 1, 2005, by deleting Paragraph B. of the Article of the Plan entitled “Effective Date and Term of the Plan” and inserting the following as Paragraph B.:

     “B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) May 1, 2006, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction (unless the Plan is continued or assumed by the surviving corporation after such Corporate Transaction). No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the Plan following its termination.”